Exhibit 99.1

Contact:                                               Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600

For Immediate Release

ImageWare Systems Announces Third Quarter 2006 Results

- Third Quarter Core Segments Revenue up 18% Compared to Last Year’s Quarter -

SAN DIEGO, CA, Nov. 20, 2006 - ImageWare® Systems, Inc. (AMEX: IW) ImageWare® Systems, a leading developer and provider of identity management solutions, today reported financial results for the quarter and nine months ended Sept. 30, 2006.

“We generated increased revenue in our core market segments of Identification and Law Enforcement in the third quarter of 2006,” stated Jim Miller, ImageWare’s chairman and chief executive officer.  “In fact, Identification sales, which comprise about two-thirds of our revenue, grew 27 percent year-over-year.”

Total net revenues for the third quarter were $2.3 million, consisting solely of product and maintenance revenue. For the same quarter in 2005, revenue was $2.5 million, which included $2.0 million from product and maintenance revenue and $500,000 from a one-time patent licensing fee.  Identification revenue in the third quarter of 2006 was $1.4 million, up 27 percent compared to the prior year’s quarter.  Law enforcement revenue was $746,000, up 4 percent compared to the prior year’s quarter.

Miller continued, “Our sales and marketing efforts are focused on partnering with major system integrators on large scale opportunities, and in the third quarter we saw success, as both Honeywell and GE Security selected ImageWare for partnerships to develop key products that comply with the Homeland Security Presidential Directive 12 (HSPD-12), a directive mandating a common identification standard for all Federal government employees and contractors. Although we negotiated these agreements in the third quarter, due to timing, we expect revenue recognition to begin in the fourth quarter.  At the end of the third quarter, we demonstrated our latest biometric identity management solutions at the ASIS International 52nd Annual Seminar and we believe we are well-positioned to benefit as spending to comply with HSPD-12 ramps.”

Operating expenses totaled $3.2 million in the third quarter compared to $3.1 million in 2005.  Included in the 2006 third quarter operating expenses were $140,000 in charges for incentive options to employees with no comparable charge in 2005 as the company adopted SFAS 123R on January 1, 2006.  The company strategically increased research and development spending to develop Unix based Solaris and RedHat Linux platforms for its IWS Biometric Engine™ technology and to ensure the company’s credentialing products kept current with the changing HSPD-12 requirements.

Net loss for the third quarter totaled $1.8 million, compared to a net loss of $1.4 million in the third quarter of 2005.  Net loss was $0.13 per diluted share for the third quarter, compared to a net loss of $0.10 per diluted share in the third quarter of 2005.

For the first nine months of 2006, total net revenues were $8.0 million, compared to $7.3 million for the first nine months of 2005.  The net loss for the first nine months of 2006 was $4.4 million, compared to a net loss of $4.2 million for the prior year’s first nine months.  The net loss for the first nine months of 2006 was $0.33 per diluted share, compared to a net loss of $0.34 per diluted share in the first nine months of 2005.

As of Sept. 30, 2006, ImageWare Systems had cash of $276,000.  On Nov. 17th, the company closed a private placement of Convertible Preferred Stock that generated net proceeds of approximately $2.1 million.

Recent Corporate Highlights

November

•                  Announced a joint marketing and strategic reseller agreement with Foray Technologies, a provider of complete case management and image authentication solutions, for a comprehensive law enforcement and forensic solution that combines digital booking and investigative capabilities with crime scene and asset management.

•                  Selected to develop a multi-biometric identity management system for an undisclosed financial institution in Colombia.  The system will be initially deployed at its main branch in Bogota with additional implementations in each of its facilities throughout the country.  ImageWare will develop a customized multi-biometric identity management system to include three biometric identifiers - what is believed to be the first in the banking industry.

October

•                  Selected by Honeywell and Novell to offer an integrated physical and logical control system for complying with HSPD-12.  This collective offering ensures timely government-wide interoperability compliance among various systems for flexibility, scalability, and functionality.

•                  Demonstrated its interoperable multi-biometric identity management and secure credentialing capabilities at the 2nd Annual Border Management Summit and Oracle® OpenWorld.

September

•                  Incorporated into GE Security’s Picture Perfect UNIX-based enterprise access control and security management system. As a result, Picture Perfect is able to meet the requirements of HSPD-12 and the Transportation Security Administration’s (TSA) Transportation Worker Identification Card (TWIC), among others.  GE is one of the largest providers of government and commercial industry access control.

•                  Partnered with CyberExtruder and integrated its AutoMesh software into IWS™ Biometric Image Quality Assessment & Enhancement (IWS Biometric IQA&E) solution, a biometric image enhancement and assessment solution.

•                  Launched an expanded suite of application solutions based on the award-winning IWS Biometric Engine™, a customizable multi-biometric searching and matching identity management platform capable of integrating into existing legacy systems. The added suite of products provide government, law enforcement, border management and enterprise businesses, a wide variety of application-specific solutions that address specific government mandates and technology standards.

•                  Demonstrated its products at the ASIS International 52nd Annual Seminar and Exhibits.

August

•                  Announced the Stanislaus County Sheriff’s Department is broadening the use of its IWS™ Law Enforcement to enable Web-based investigations and provide an enhanced data sharing and booking platform and enhance the ability to identify suspects by creating photo lineups and mugbooks.

•                  Partnered with Saflink® Corporation, a founder of the Fast Lane Option (FLO™) Alliance for Registered Traveler, to deliver and market FLO — a solution for the Transportation Security Administration’s (TSA) Registered Traveler (RT) Program.

Conference call information

A conference call on ImageWare’s third-quarter earnings will be conducted today at 9:00 a.m. Pacific Time (12:00 p.m. ET) and available to all interested parties by dialing 877-407-9210 in the U.S. or 201-689-8049, if outside of the U.S. The call will also be available through a live audio Web broadcast at www.iwsinc.com/investors.cfm and http://www.vcall.com/IC/CEPage.asp?ID=110802. The call will also be archived and available for replay from the investor relations page of ImageWare’s Web site at www.iwsinc.com or at www.vcall.com, until November 20, 2007. The call will also be available for replay via the phone until November 22, 2006 by calling 877-660-6853 in the U.S. or 201-612-7415, if outside of the U.S. To access the call, all parties will need the following replay pass codes: Account #286 and Conference ID #218822.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. The Company also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement

This news release may contain forward-looking statements made pursuant to the “safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

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IMAGEWARE SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005	2006	2005
Revenues:
Product	$1,635	$1,481	$6,276	$5,244
Maintenance	$617	$524	$1,683	$1,545
Patent licensing	—	500	—	500
	2,252	2,505	7,959	7,289
Cost of revenues:
Product	501	613	1,695	2,068
Maintenance	213	255	718	750
Gross profit	1,538	1,637	5,546	4,471
	68%	65%	70%	61%

Operating expenses:
General & administrative	1,176	1,162	3,587	3,524
Sales and marketing	989	955	3,095	2,719
Research & development	926	855	2,825	2,342
Depreciation and amortization	59	147	248	460
	3,150	3,119	9,755	9,045
Loss from operations	(1,612)	(1,482)	(4,209)	(4,574)

Interest expense (income), net	156	(31)	339	(42)

Other income, net	(5)	(86)	(111)	(135)
Loss from continuing operations before income taxes	(1,763)	(1,365)	(4,437)	(4,397)

Income tax expense (benefit)	—	—	—	—

Loss from continuing operations	(1,763)	(1,365)	(4,437)	(4,397)

Discontinued operations:
Gain from operations of discontinued Digital Imaging Asia Component (including gain on disposal of $233 in 2005)	—	—	—	223
Income tax benefit (expense)	—	—	—	—
Gain on discontinued operations	—	—	—	223

Net loss	$(1,763)	$(1,365)	$(4,437)	$(4,174)

Basic and diluted loss per common share - see note 3	$(0.13)	$(0.10)	$(0.33)	$(0.34)
Weighted-average shares (basic and diluted)	13,604,692	13,209,856	13,574,835	12,456,194

IMAGEWARE SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except share data)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash	$276	$741
Accounts receivable, net of allowance for doubtful accounts of $477 and $478 at September 30, 2006 and December 31, 2005, respectively	967	1,340
Costs and estimated earnings in excess of billings on uncompleted contracts	322	—
Inventory	91	208
Other current assets	294	219
Total Current Assets	1,950	2,508

Property and equipment, net	362	424
Other assets	779	738
Intangible assets, net of accumulated amortization	145	218
Goodwill	3,416	3,416
Total Assets	$6,652	$7,304

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,511	$690
Deferred revenue	1,635	1,084
Accrued expenses	1,054	1,035
Notes payable to third parties, net of discount	1,144	—
Total Current Liabilities	5,344	2,809

Pension obligation	1,199	1,130
Total Liabilities	6,543	3,939

Shareholders’ equity:
Preferred stock, $.01 par value, 4,000,000 shares authorized; 750,000 shares designated as Series B convertible redeemable preferred stock, 389,400 shares issued, and 239,400 and 249,400 shares outstanding at September 30, 2006 and December 31, 2005, respectively; liquidation preference $598,500 and $623,500 at September 30, 2006 and December 31, 2005, respectively	2	2
Common stock, $.01 par value, 50,000,000 shares authorized; 13,628,645 and 13,554,366 shares issued at September 30, 2006 and December 31, 2005, respectively, and 13,621,941 and 13,547,662 shares outstanding at September 30, 2006 and December 31, 2005, respectively	135	134
Additional paid in capital	68,954	67,650
Treasury stock, at cost - 6,704 shares	(64)	(64)
Accumulated other comprehensive income	(132)	(35)
Accumulated deficit	(68,786)	(64,322)
Total Shareholders’ equity	109	3,365

Total Liabilities and Shareholders’ Equity	$6,652	$7,304

IMAGEWARE SYSTEMS, INC.

SEGMENT REVENUE

(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005	2006	2005
	(in thousands) (unaudited)		(in thousands) (unuadited)
Net Revenue:
Law enforcement	$746	$719	$2,821	$2,326
Identification	1,431	1,123	4,987	4,144
Core segments	2,177	1,842	7,808	6,470
Digital photography	75	163	151	319
Patent licensing	—	500	—	500
Total consolidated net sales	$2,252	$2,505	$7,959	$7,289

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